Exhibit 21

LIST OF SUBSIDIARIES OF

QUOTEMEDIA.COM, INC.

(as of December 31, 2003)

Name of Subsidiary	Place of Incorporation
Quotemedia.com Technologies Ltd.	British Columbia, Canada